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                                                                    EXHIBIT 26.1

                             VERIZON NEW JERSEY INC.

                     Invitation For Bids For the Purchase of
                $___,000,000 ___% Debentures, Series __, Due 20__

      VERIZON NEW JERSEY INC. is inviting bids from certain investment banks ("Invited Bidders"), each of whom may bid either individually (a "Sole Bidder") or as part of a group of bidders for which the Invited Bidder serves as the representative of such group (the "Representative"), subject to the terms and conditions stated herein, for the purchase from it of $___,000,000 aggregate principal amount of its ___% Debentures, Series __, Due 20__ (the "Debentures").

1.    Information Respecting the Company and the Debentures.

      Invited Bidders may examine, at the office of David S. Kauffman, Esq., Vice President and Associate General Counsel of Verizon Communications Inc., 1095 Avenue of the Americas, New York, New York 10036, (212) 395-6174 on any business day between 10:00 a.m. and 4:00 p.m., New York City time, the following:

            (a) the Registration Statement on Form S-3 (including the Prospectus, documents incorporated by reference and exhibits), with respect to the Debentures;

            (b)  the Certificate of Incorporation of the Company, as amended;

            (c) a copy of the Indenture dated as of June 15, 2001 (the "Indenture") under which the Debentures are to be issued, together with the Form of New Debenture;

            (d) the form of Purchase Agreement (including the Standard Purchase Agreement Provisions (_________ Edition)) to be used in submitting bids for the purchase of the Debentures;

            (e) the form of questionnaire to be provided by each of the bidders; and

            (f) memoranda prepared by counsel to the Purchasers with respect to the status of the Debentures under securities or blue sky laws of certain jurisdictions.

      Copies of said documents in reasonable quantities (except the Certificate of Incorporation, as amended, of the Company, the Indenture, and other exhibits to the Registration Statement) will be supplied upon request, so long as available, to Invited Bidders.

      The Company reserves the right to amend the Registration Statement (including exhibits thereto) and Prospectus and to supplement the Prospectus in such manner as shall not be unsatisfactory to Messrs. Milbank, Tweed, Hadley & McCloy LLP. The Company will make copies of any such amendments or supplements available for examination at the above office in New York, New York.

2.    Information Regarding the Bidders to be Furnished to the Company.

      In the case of a bid by a group of bidders, the Representative shall be designated and authorized as the representative of the several bidders in such group in the questionnaires filed by the members of the group.

      In the case of a bid by a group of bidders, the Representative shall provide to the Company in writing a list of the names of any potential bidder in its group no later than 10:00 a.m., New York City time, on the business day immediately preceding the date scheduled for the submission of bids. No bid by a group of bidders will be accepted by the Company if such group contains a member to which the Company has objected prior to 5:00 p.m., New York City time, on the business day immediately preceding the date scheduled for the submission of bids. Additional members may be added to a group of bidders after 10:00 a.m., New York City time, on the business day immediately preceding the date scheduled for the submission of bids only with the consent of the Company.

      No bid will be considered unless the Sole Bidder, or in the case of a group of bidders, each member of the


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group, through the Representative, shall have furnished to the Company, and the
Company shall have received, a signed copy of the form of questionnaire referred to above, properly filled out by the Sole Bidder or by each member of the group of bidders (the Company reserving, however, the right to waive the form of the questionnaire or any irregularity which it deems to be immaterial in any such questionnaire and to extend either generally or in specific instances the time for furnishing questionnaires, and specifically reserving the right to obtain all required bidder information by telecopy or other means of communication). Such copy shall be furnished to the Company to the attention of Robert S. Fitzmire by telecopy at (302) 761-4228 or by hand delivery or by mail to 3900 Washington Street, Second Floor, Wilmington, Delaware 19802, to be received no later than 5:00 p.m., New York City time, on the business day immediately preceding the date scheduled for the submission of bids (or on such later date as may be determined pursuant to Section 5 hereof). Notwithstanding the furnishing of such questionnaires to the Company, any Sole Bidder, or the Representative on behalf of a group of bidders, thereafter may determine, without liability to the Company, not to bid, or any of the several members of a group (other than the Representative) may withdraw therefrom at or before the time of submission of the bid of such group.

3.    Obligations of a Representative to a Group of Bidders.

      In the case of a group of bidders, the Representative shall (i) make available to the members of the group any due diligence materials received by it from the Company and (ii) upon the request of any member of such group, request from the Company and deliver to such member of the group copies of the documents listed in Section 1 hereof.

4.    Form and Contents of Bids.

      Each bid shall be for the purchase of all of the Debentures.

      In case the bid of a group of bidders is accepted, the bidders agree to promptly execute and deliver to the Company a copy of the Purchase Agreement for the purchase of the Debentures. Such bidders shall act through the Representative, who shall be empowered to bind the bidders in the group. No bidder may submit or participate in more than one bid.

5.    Submission of Bids and Delivery of Confirmation of Bids.

      All bids must be submitted by telephone and confirmed in writing in the manner set forth in Exhibit A, Confirmation of Bid, attached, signed by the Sole Bidder or the Representative on behalf of the members of a group of bidders. Each bid must specify: (a) the interest rate, which shall be a multiple of 1/8 of 1% or 1/100 of 1% and calculated to the third decimal place; (b) the price to be paid to the Company for the Debentures, which shall be expressed as a percentage of the principal amount of the Debentures and shall not be less than 98% thereof nor more than 102% thereof and calculated to the fourth decimal place; and (c) the all-in annual cost of money to the Company, which shall be calculated by the Sole Bidder or Representative to the sixth decimal place and subject to confirmation by the Company. The Confirmation of Bid shall specify the same interest rate, price and all-in annual cost of money specified in the telephonic bid.

      The Company reserves the right in its discretion from time to time to postpone the time and the date for submission of bids for an aggregate period of not exceeding thirty days, and will give notice of any such postponement to each Invited Bidder, specifying in such notice the changes in the times and dates set forth in the Purchase Agreement occasioned by such postponement. In the event that any such postponement should be for a period of more than three full business days after the date of sending or delivering such notice, the time for filing of questionnaires by prospective bidders under Section 2 hereof shall by such notice be postponed to 5:00 p.m., New York City time, at the place of delivery specified in Section 2 hereof, on the business day immediately preceding the newly scheduled date for the submission of bids.

6.    Acceptance or Rejection of Bids.

      The Company may reject all bids, but if any bid for the Debentures is accepted the Company will accept that bid which shall result in the lowest "all-in annual cost of money" to the Company for the Debentures (the "Lowest Bid"), and any bid not so accepted by the Company shall, unless such bid shall be involved in rebidding as hereinafter provided, be deemed to have been rejected. The lowest all-in annual cost of money to the Company for the Debentures shall be determined by the Company and such determination shall be final. In case the Lowest Bid is provided by two or more Sole Bidders or Representatives on behalf of a group of bidders, the Company (unless it shall

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reject all bids) shall either, in its sole discretion, (a) give the makers of such identical bids an opportunity (the duration of which the Company may in its sole discretion determine) to improve their bids (a "Rebid"), or (b) accept a new bid equal to the Lowest Bid from a new group of bidders (the "New Bidding Group") consisting of bidders from each Sole Bidder and each group of bidders represented by a Representative submitting the Lowest Bid, with each such Sole Bidder and Representative (on behalf of a group of bidders) agreeing to sell a principal amount of Debentures equal to the principal amount of Debentures to be sold divided by the number of Sole Bidders and Representatives submitting the Lowest Bid, provided that the bidders in the New Bidding Group shall each specifically agree to be a part of the New Bidding Group. In the event of a Rebid, the Company will accept, unless it shall reject all bids, the improved bid providing the Company with the lowest all-in annual cost of money for the Debentures. If upon such Rebid the lowest all-in annual cost of money to the Company is again provided by two or more improved bids, the Company may without liability to the maker of any other bid accept any one of such improved bids in its sole discretion, may accept a new bid from a New Bidding Group equal to the then lowest all-in annual cost of money in accordance with the provisions described above, or may reject all bids. If no improved bid is made within the time fixed by the Company, the Company may without liability to the maker of any other bid accept any one of the initially submitted bids providing the lowest all-in annual cost of money to the Company, may accept a new bid from a New Bidding Group in accordance with the provisions set forth above, or may reject all bids.

      The Company further reserves the right to reject the bid of any Sole Bidder or group of bidders if the Company, in the opinion of its counsel, may not lawfully sell the Debentures to such bidder or to any member of such group, unless, in the case of a group of bidders, prior to 1:00 p.m., New York City time, on the date on which the bids are submitted, the member or members to which, in the opinion of the Company's counsel, the Debentures may not be lawfully sold have withdrawn from the group and the remaining members have agreed to purchase the Debentures which such withdrawing member or members had offered to purchase.

7.    Purchase Agreement and Completion of Registration Statement.

      The Company will signify its acceptance of a bid by signing the Purchase Agreement. The Company shall, upon request, execute the acceptance on additional number of copies of the Purchase Agreement as shall be reasonably requested by the Representative of the successful bidders. Upon the acceptance of a bid, the successful Sole Bidder, or, in the case of a bid by a group of bidders, the Representative on behalf of the successful bidders, shall furnish to the Company, in writing, all information regarding the bidder or bidders and the public offering, if any, of the Debentures required in connection with the prospectus supplement to the Registration Statement, any further information regarding the bidders and the public offering, if any, to be made by them, which may be required to complete the applications filed by the Company with public authorities having jurisdiction over the Company, and other information required by law in respect of the purchase or sale of the Debentures as herein contemplated.

8.    Delivery of the Debentures.

      The Debentures will be delivered in temporary or definitive form, at the election of the Company, to the purchasers of the Debentures at the place, at the time and in the manner indicated in the Purchase Agreement, against payment of the purchase price therefor as provided in the Purchase Agreement.

9.    Opinion of Counsel for the Purchasers.

      Messrs. Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, N.Y. 10005, have been requested by the Company to act as counsel for the successful bidder or bidders of the Debentures and to give to the purchasers an opinion as outlined in the Purchase Agreement. Such counsel has reviewed or will review, from the standpoint of possible purchasers of the Debentures, the form of the Registration Statement and the Prospectus and competitive bidding papers, including the Purchase Agreement, and has reviewed or will review the corporate proceedings with respect to the issue and sale of the Debentures. Invited Bidders may confer with Messrs. Milbank, Tweed, Hadley & McCloy LLP with respect to any of the foregoing matters at the offices of said firm, 1 Chase Manhattan Plaza, New York, N.Y. 10005, Attn.: Robert W. Mullen, Jr., Esq. The successful bidders are to pay the compensation and disbursements of such counsel, except as otherwise provided in the Purchase Agreement. Such counsel will, on request, advise any Sole Bidder who has, or the Representative of any group of bidders who have,

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furnished questionnaires as provided in Section 2 hereof, of the amount of such compensation and of the estimated amount of such disbursements.

VERIZON NEW JERSEY INC.

____, 200_


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                                                                       EXHIBIT A

                             VERIZON NEW JERSEY INC.
                                 (the "Company")

                             CONFIRMATION OF BID FOR

               $___________ ____% Debentures, Series __, Due 20__
                               (the "Debentures")

                                      TERMS

Maturity:  _________, ______.

Interest Payable:  Semi-annually on ______ and ______, commencing ______, 200_.

Redemption Provisions

      [The Debentures will not be redeemable prior to maturity.]

                                       OR

       [The Debentures will not be redeemable prior to ______. The "initial regular redemption price" of the Debentures will be the initial public offering price as defined below plus the rate of interest on the Debentures; the redemption price during the twelve-month period beginning _____ and during the twelve-month periods beginning on each _______ thereafter through the twelve-month period beginning ______, will be determined by reducing the initial regular redemption price by an amount determined by multiplying (a) 1/_ of the amount by which such initial regular redemption price exceeds 100% by (b) the number of such full twelve-month periods which shall have elapsed between ______ and the date fixed for redemption; and thereafter the redemption prices during the twelve-month periods beginning ______ shall be 100%; provided, however, that all such prices will be specified to the nearest 0.01% or if there is no nearest 0.01%, then to the next higher 0.01%.

       For the purpose of determining the redemption prices of the Debentures, the initial public offering price of the Debentures shall be the price, expressed in percentage of principal amount (exclusive of accrued interest), at which the Debentures are to be initially offered for sale to the public; if there is not a public offering of the Debentures, the initial public offering price of the Debentures shall be deemed to be the price, expressed in percentage of principal amount (exclusive of accrued interest), to be paid to the Company by the purchasers.]

                                       OR

      [The Debentures may be redeemed on not less than 30 nor more than 60 days' notice given as provided in the Indenture, as a whole or from time to time in part, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus ______ basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

       "Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as "Statistical Release H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line

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       basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

       "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

       "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Debentures.

       "Comparable Treasury Price" means (i) the average of three Reference Treasury Dealer Quotations for such redemption date, or (ii) if the Independent Investment Banker is unable to obtain three such Reference Treasury Dealer Quotations, the average of all such quotations obtained.

       "Independent Investment Banker" means an independent investment banking or commercial banking institution of national standing appointed by the Company.

       "Reference Treasury Dealer" means any independent investment banking or commercial banking institution of national standing and their respective successors appointed by the Company, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasure Dealer and (ii) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by the Company.

       "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, or the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

       In the event of redemption of this Debenture in part only, a new Debenture of like tenor for the unredeemed portion hereof and otherwise having the same terms as this Debenture shall be issued in the name of the holder hereof upon the presentation and surrender hereof.]

NAME OF BIDDER:_______________________________________________________________

TELEPHONE NUMBER TO BE USED TO CALL IN BID:________________________________

TIME AND DATE BID RECEIVED:___________________________________________________
                              (to be completed by the Company)

By submitting this bid, the bidder named above agrees to the following terms and conditions:

o    Each bid shall be for the purchase of all of the Debentures.

o    Each bid may be made by a single bidder or by a group of bidders.

o The bidder acknowledges that it (and all members of the bidding group it represents) has received a copy of the Prospectus dated _____________.


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o    If the bid is made by a group of bidders, the undersigned represents and warrants that it is fully authorized by all bidders in the group to act on their behalf and to bind them to the terms of the Purchase Agreement relating to the Debentures.

o    Each bid shall specify:

               o the annual interest rate on the Debentures, which rate shall be a multiple 1/8 of 1% or 1/100 of 1% and calculated to the third decimal place;

               o the price (exclusive of accrued interest) to be paid to the Company for the Debentures, which price shall be calculated to the fourth decimal place and shall not be less than 98% and not more than 102% of the principal amount of the Debentures, and that accrued interest on the Debentures from ______, to the date of payment of the Debentures and the delivery thereof will be paid to the Company by the purchaser or purchasers;

               o the all-in annual cost of money to the Company, which shall be calculated to the sixth decimal place and subject to confirmation by the Company; and

               o in the case of a bid by a group of bidders, the name of, and amount to be purchased by each bidder.

o Bids must be received at such New York City time on ______ as the Company may specify, following at least 15 minutes prior written or oral notice by the Company (the "Bid Time").

o    Bids shall be irrevocable for 15 minutes after the Bid Time.

o The winning bid shall be selected on the basis of the lowest "all-in annual cost of money" to the Company.

o Whether or not this bid is accepted by the Company, an executed copy of this Confirmation of Bid must be sent promptly by telecopy to the Company at (302) 761-4228, Attn: Robert S. Fitzmire.

o If this bid is accepted, upon acceptance the undersigned agrees to promptly furnish to the Company a signed copy of the Purchase Agreement relating to the Debentures and a copy of all information required to be included in the Prospectus relating to the Debentures.

o    Closing Date: ______ at 10:00 a.m., New York City time.

BID:

     Interest Rate (to the third decimal, i.e., x.xxx%)                ________%

     Price to be paid to the Company (to the fourth
     decimal place, i.e., xx.xxxx%, and shall not
     include accrued interest, if any)                                 ________%

     All-in cost of funds to the Company (to the sixth
     decimal place,   i.e., x.xxxxxx%, to be confirmed
     by the Company )                                                  ________%


                                                         _______________________
                                                            (Name of Bidder)

                                                         _______________________
                                                          (Authorized Signature)